EXHIBIT (a)(1)(iv)

CALPINE CORPORATION

Offer to Purchase for Cash

any and all of the outstanding
4% Convertible Senior Notes Due December 26, 2006
of Calpine Corporation

(CUSIP NOS. 131347 BA 3 AND 131347 AZ 9)

THE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 5 P.M., NEW YORK CITY TIME, ON MARCH 9, 2004, UNLESS THE OFFER IS EXTENDED.

February 9, 2004

To Brokers, Dealers, Commercial Banks,

Trust Companies and other Nominees:

      Enclosed for your consideration is an Offer to Purchase (the “Statement”) and a form of Letter of Transmittal (the “Letter of Transmittal” and, together with the Statement, the “Offer”), relating to the offer by Calpine Corporation, a Delaware corporation (“Calpine”), to purchase for cash any and all of its outstanding 4% Convertible Senior Notes Due December 26, 2006 at a repurchase price for each $1,000 principal amount equal to their par value plus accrued but unpaid interest to, but not including, the date of payment for the notes accepted for payment. Capitalized terms used in this letter and not defined in this letter will have the meanings ascribed to them in the Statement.

      We have been engaged by Calpine to act as the Dealer Manager in connection with the Offer.

      The Offer is being made upon the terms and subject to the conditions set forth in the Statement and in the related Letter of Transmittal.

      For your information and for forwarding to your clients for whom you hold notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Statement, dated February 9, 2004;

2. A Letter of Transmittal for the notes for your use and for the information of your clients, which provides information relating to backup United States federal income tax withholding and withholding under the Foreign Investment in Real Property Tax Act; and

3. A letter which may be sent to your clients for whose accounts you hold notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

      Participants of The Depository Trust Company (“DTC”) will be able to execute tenders through the DTC Automated Tender Offer Program.

      HOLDERS OF NOTES SHOULD BE AWARE THAT NO GUARANTEED DELIVERY PROCESS IS AVAILABLE TO TENDER NOTES.

      WE URGE YOU TO CONTRACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS.

      Any inquiries you may have with respect to the Offer should be addressed to Deutsche Bank Securities Inc., the Dealer Manager for the Offer at 60 Wall Street, New York, New York 10005. You may also contact Mackenzie Partners, Inc., the Information Agent for the Offer, at the address and telephone numbers as set forth on the back cover page of the enclosed Statement. Additional copies of the enclosed material may be obtained from the Information Agent.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU AS THE AGENT OF CALPINE, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT, OR THE TRUSTEE, OR AUTHORIZE YOU TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED HEREIN OR IN THE STATEMENT OR THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CALPINE, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT, OR THE TRUSTEE. THE STATEMENT AND RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR SOLICITATION OF AN OFFER TO SELL NOTES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

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